Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Blue Laser Fusion, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Blue Laser Fusion, Inc. and Subsidiary (collectively, the “Company”) as of December 31, 2025, and 2024, and the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Frank, Rimerman + Co. LLP
We have served as the Company’s auditor since 2026.
San Francisco, California
June 11, 2026, except for the effects of the reverse recapitalization discussed in Note 1, as to which the date is November 6, 2026

Blue Laser Fusion, Inc.
Consolidated Balance Sheets
December 31, 2025 and 2024

	December
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$16,546,908	$25,892,723
Accounts receivable, net	56,000	—
Other receivables, net	5,880	10,000
Prepaid expenses and other current assets	160,870	362,310

Total current assets	16,769,658	26,265,033
Property and equipment, net	834,783	803,107
Operating right-of-use assets	704,854	648,136

Total assets	$18,309,295	$27,716,276

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	232,257	644,065
Accrued expenses and other current liabilities	60,368	122,671
Current portion of operating lease liabilities	164,940	160,016

Total current liabilities	457,565	926,752
Operating lease liabilities, net of current portion	569,881	516,838

Total liabilities	1,027,446	1,443,590

Commitments and contingencies (Note 8)
Convertible preferred stock, $0.0001 par value:
Series Seed 1 convertible preferred stock: $0.0001 par value; 4,100,167 shares authorized, 3,876,721 issued and outstanding, liquidation preference of $37,820,127 as of December 31, 2025 and 2024	37,672,616	37,672,616
Series Seed 2 convertible preferred stock: $0.0001 par value; 64,065 shares authorized, issued and outstanding, liquidation preference of $500,000 as of December 31, 2025 and 2024	500,000	500,000

Total convertible preferred stock	38,172,616	38,172,616

Stockholders’ deficit:
Common stock: $0.0001 par value, 7,576,476 shares authorized, 3,632,165 and 3,627,242 shares issued and outstanding as of December 31, 2025 and 2024, respectively	575	575
Additional paid-in capital	231,078	96,013
Accumulated other comprehensive loss	(21,017)	(10,141)
Accumulated deficit	(21,101,403)	(11,986,377)

Total stockholders’ deficit	(20,890,767)	(11,899,930)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$18,309,295	$27,716,276

See accompanying notes to the consolidated financial statements

Blue Laser Fusion, Inc.
Consolidated Statements of Operations and Comprehensive Loss
Year Ended December 31, 2025 and 2024

	Year Ended December 31,
	2025	2024
Revenues:
Other revenue	$56,000	$—

Total revenues	56,000	—

Operating expenses:
Research and development	8,271,119	9,680,775
General and administrative	1,760,658	1,237,234

Total operating expenses	10,031,777	10,918,009

Loss from operations	(9,975,777)	(10,918,009)
Other income (expense):
Interest income	867,771	1,393,005
Gain on disposal of assets	1,863	—

Loss from operations before income taxes	(9,106,143)	(9,525,004)
Income tax expense	(8,883)	(5,252)

Net loss	$(9,115,026)	$(9,530,256)

Other comprehensive loss
Foreign currency translation adjustments	(10,876)	(10,141)

Total comprehensive loss	$(9,125,902)	$(9,540,397)

Net loss per share of common stock - basic and diluted	$(2.51)	$(2.60)

Weighted-average shares of common stock outstanding - basic and diluted	3,629,573	3,669,916

See accompanying notes to the consolidated financial statements

Blue Laser Fusion, Inc.
Consolidated Statements of Changes in Convertible Preferred
Stock and Stockholders’ Deficit
Years Ended December 31, 2025 and 2024

	Convertible preferred stock				Stockholders’ deficit
							Additional Paid-in Capital	Accumulated Other Comprehensive
	Series Seed-1		Series Seed-2		Common stock				Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount		Loss	Deficit	Total
Balance at January 1, 2024, as previously reported	3,364,201	$32,686,557	64,065	$500,000	6,035,000	$604	$—	$—	$(2,456,121)	$(2,455,517)
Retrospective application of the Exchange Ratio to the Company’s common shares (Note 1)	—	—	—	—	(2,224,660)	—	—	—	—	—

Balance at January 1, 2024, as recast	3,364,201	$32,686,557	64,065	$500,000	3,810,340	—	—	—	—	—
Issuance of preferred shares, net of issuance costs	512,520	4,986,059	—	—	—	—	—	—	—	—
Issuance of common shares upon exercise of stock option	—	—	—	—	6,314	1	—	—	—	1
Cancellation of restricted stock awards	—	—	—	—	(189,412)	(30)	—	—	—	(30)
Stock-based compensation expense	—	—	—	—	—	—	96,013	—	—	96,013
Foreign currency translation adjustment	—	—	—	—	—	—	—	(10,141)	—	(10,141)
Net loss	—	—	—	—	—	—	—	—	(9,530,256)	(9,530,256)

Balance at December 31, 2024, as recast	3,876,721	37,672,616	64,065	500,000	3,627,242	575	96,013	(10,141)	(11,986,377)	(11,899,930)
Issuance of common shares upon exercise of stock option	—	—	—	—	4,923	—	10,218	—	—	10,218
Stock-based compensation expense	—	—	—	—	—	—	124,847	—	—	124,847
Foreign currency translation adjustment	—	—	—	—	—	—	—	(10,876)	—	(10,876)
Net loss	—	—	—	—	—	—	—	—	(9,115,026)	(9,115,026)

Balance at December 31, 2025, as recast	3,876,721	$37,672,616	64,065	$500,000	3,632,165	$575	$231,078	$(21,017)	$(21,101,403)	$(20,890,767)

See accompanying notes to the consolidated financial statements

Blue Laser Fusion, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2025 and 2024

	Year Ended December 31,
	2025	2024
Operating activities:
Net loss	$(9,115,026)	$(9,530,256)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	222,223	128,808
Stock-based compensation expense	124,847	96,013
Amortization of right-of-use assets	159,640	142,819
Gain on disposal of assets	(1,863)	—
Changes in operating assets and liabilities:
Accounts receivable	(56,000)	—
Other receivables	4,085	(10,000)
Prepaid expenses	201,440	1,883,294
Accounts payable	(411,808)	318,541
Accrued liabilities	(62,327)	(169,527)
Lease liabilities - operating leases	(158,391)	(115,723)

Cash used in operating activities	(9,093,180)	(7,256,031)

Investing activities:
Purchases of property and equipment	(252,017)	(835,099)

Cash used in investing activities	(252,017)	(835,099)

Financing activities:
Proceeds from issuance of Series Seed-1 Preferred Stock, net of issuance costs	—	4,986,059
Proceeds from stock option exercises	10,218	—
Repurchases of common stock	—	(30)

Cash provided by financing activities	10,218	4,986,029

Effect of exchange rate changes on cash and cash equivalents	(10,836)	(12,159)
Net decrease in cash and cash equivalents	(9,345,815)	(3,117,260)
Cash and cash equivalents, beginning of year	25,892,723	29,009,983

Cash and cash equivalents, end of year	$16,546,908	$25,892,723

Supplemental non-cash investing and financing activities:
Remeasurement of operating right-of-use assets and lease liabilities upon lease modification	$216,358	$—

Operating right-of-use assets obtained in exchange for new operating lease liabilities	$—	655,872

See accompanying notes to the consolidated financial statements

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Note 1 – Business and Organization
General – Blue Laser Fusion, Inc. and Blue Laser Fusion GK (Japan Subsidiary), (collectively, the “Company”), is an early-stage laser technology company incorporated in the state of Delaware on November 4, 2022. The Company specializes in developing proprietary pulsed laser technology with two principal applications: (i) inertial laser fusion energy directed toward clean baseload power generation, and (ii) directed energy defense applications utilizing the Company’s pulsed Optical Enhancement Cavity (“OEC”) fiber laser.
The Company has not yet commenced its commercial manufacturing and principal related operations. Since inception, the Company’s activities have consisted predominantly of research and development of its proprietary laser technology, related development on reactors, targets, and applications, securing intellectual property, recruiting scientific and engineering personnel, and raising capital to fund those activities through Series Seed Preferred financing. In 2024, the Company was awarded a U.S. Department of Energy INFUSE (Innovation Network for Fusion Energy) project in collaboration with the California Institute of Technology. To date, the Company has generated only minimal revenue, which has been derived from licensing its proprietary radiation-hydrodynamics simulation software to a research institution in Japan under a six-month
license arrangement; the Company does not yet generate revenue from its planned principal operations.
Research and development activities are conducted principally in the United States, at the Company’s laser facility in Goleta, California. In March 2024, the Company established Blue Laser Fusion GK, a wholly owned subsidiary in Japan to expand the Company’s research and development personnel and capabilities, with operations conducted from an office in Tokyo and through a research collaboration with Osaka University. The Company’s ability to achieve fusion are subject to significant risks and uncertainties, which are discussed further in Note 2, but has successful in advancing the proprietary pulsed laser to achieve enhancement.
The Merger
– On September 4, 2026 (the “Closing Date”), Blue Laser Fusion Acquisition Co., a Delaware corporation formed on June 23, 2026 (“Merger Sub”) and a wholly owned subsidiary of Unite Acquisition 2 Corp., a Delaware corporation and shell company with no operations (“Unite”), merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Unite (the “Merger”). On the Closing Date, immediately prior to the effective time of the Merger, all 3,876,721 outstanding shares of the Company’s Series Seed-1 Convertible Preferred Stock and all 64,065 outstanding shares of its Series Seed-2 Convertible Preferred Stock converted into shares of the Company’s common stock on a one-for-one basis (the “Preferred Conversion”). At the effective time of the Merger, each outstanding share of the Company’s common stock, including the shares issued in the Preferred Conversion, was exchanged for approximately 0.6314 shares of Unite common stock, par value $0.0001 per share (the “Exchange Ratio”), resulting in the issuance of 5,488,736 shares of Unite common stock to the Company’s former stockholders, of which 2,488,103 shares were issued in respect of the shares received in the Preferred Conversion, and 505,098 shares of restricted Unite common stock in exchange for the Company’s restricted stock awards. Each outstanding option to purchase the Company’s common stock was converted into an option to purchase Unite common stock, with the number of underlying shares multiplied, and the exercise price divided, by the Exchange Ratio. Upon the Merger, Unite changed its name to Blue Laser Fusion, Inc., and the Company was renamed Blue Laser Fusion Acquisition Co. and subsequently Blue Laser Subsidiary, Inc. on September 30, 2026. Concurrently with the Merger, Unite completed the initial closing of a private placement of 910,265 shares of its common stock at $27.50 per share for gross proceeds of approximately $25.0 million.
The Merger was accounted for as a reverse recapitalization, with the Company determined to be the accounting acquirer under Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. For periods prior to the Merger, the historical common shares of the Company, and all related share, per share, stock option and restricted stock award amounts, have been retrospectively recast by applying the

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Exchange Ratio to reflect the capital structure of Blue Laser Fusion, Inc. as the legal parent. The recast affects only share and per share amounts; the carrying amounts of equity are unchanged. Because the Preferred Conversion occurred on the Closing Date, after the periods presented, the Series Seed-1 and Series Seed-2 Convertible Preferred Stock is presented in temporary equity at its historical share counts and carrying amounts as of December 31, 2025 and 2024 and has not been retrospectively recast.
Note 2 – Summary of Significant Accounting Policies
Basis of presentation and consolidation – The accompanying consolidated financial statements of the Company have been presented in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the accounts of the Company. All intercompany transactions and balances have been eliminated upon consolidation. These consolidated financial statements are presented in U.S. dollars.
Use of estimates – The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Liquidity – As of December 31, 2025, the Company had cash and cash equivalents of approximately $16.5 million. The Company has historically funded its operations primarily through the issuance of preferred stock and expects to continue to fund operations through existing cash on hand and, if necessary, additional equity financings.
Management has prepared cash flow forecasts and believes that the Company’s existing cash and cash equivalents will be sufficient to meet its operating requirements and obligations for at least twelve months from the date the financial statements are available to be issued.
Certain risks and uncertainties – The Company is subject to a number of risks similar to other companies in a comparable stage of development, including the need for successful commercialization and demand for the Company’s future products and services; reliance on key personnel; competition from other companies with greater financial; technical, and research and development resources; and the risks relating to the ability to secure adequate financing.

Cash and cash equivalents – Cash and cash equivalents consist of cash deposits and money market accounts with original maturities of three months or less held at major depository institutions. Cash and cash equivalents are stated at cost, which approximates fair value.
Prepaid expenses – Prepaid expenses at December 31, 2025 and 2024, consist primarily of prepaid research expenses and other miscellaneous prepaid expenses.
Fair value of financial instruments – Financial instruments include cash and cash equivalents. The Company has established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Assets measured at fair value on a recurring basis at December 31, 2025, are summarized below:

	Fair value measurement at reporting date using
December 31, 2025	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market account	$15,366,611	—	—
Assets measured at fair value at December 31, 2024, are summarized below:

	Fair value measurement at reporting date using
December 31, 2024	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market account	$24,498,933	—	—
Concentrations of credit risk – Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents with financial institutions, the balances of which may exceed federally insured limits. If any of the financial institutions with whom the Company does business were to be placed into receivership, the Company may be unable to access the funds it has on deposit with such institutions. If the Company is unable to access its cash and cash equivalents as needed, the Company’s financial position and ability to operate its business could be adversely affected.
The Company had $0.8 million and $1.0 million in deposits in excess of the Federal Deposit Insurance Corporation (“FDIC”) limits at December 31, 2025 and 2024, respectively. At December 31, 2025 and 2024, the Company also held $15.4 million and $24.5 million, respectively, in money market funds classified as cash and cash equivalents that were not FDIC insured.
In addition, the Company’s wholly owned Japanese subsidiary, Blue Laser Fusion, GK, maintains cash deposits with a Japanese financial institution. These deposits are insured by the Deposit Insurance Corporation of Japan (“DICJ”) up to a maximum of ¥10 million (approximately $0.06 million) in principal, plus accrued interest, per depositor per financial institution. As of December 31, 2025 and 2024, the Company held approximately ¥16.3 million (approximately $0.1 million) in deposits with a Japanese financial institution, of which approximately ¥6.3 million (approximately $0.04 million) was in excess of DICJ insurance limits.
Property and equipment, net – Property and equipment are stated at cost less accumulated depreciation. The Company calculates depreciation using the straight-line method over the estimated useful lives of the related assets. The Company commences depreciation when the asset is placed into service. Expenditures for maintenance and repair are expensed as incurred.
Software subscriptions are not capitalized as property and equipment because the Company does not obtain ownership of, or the contractual right to take possession of, the underlying software. Such arrangements are accounted for as service contracts in Prepaid expenses and other current assets on the consolidated balance sheet, and the related subscription fees are expensed on a straight-line basis over the subscription term.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Estimated useful lives are as follows:

Category	Term
Laptops and IT equipment	3 years
Software purchase (excluding subscription)	3 years
Lab equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the remaining lease term or the estimated useful lives of the improvements
Impairment of long-lived assets – The Company reviews its long-lived assets, including property and equipment, net and operating right-of-use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable, in accordance with ASC Subtopic 360-10, Property, Plant, and Equipment — Overall. Impairment is assessed in a two-step process. First, recoverability is tested by comparing the carrying amount of the asset (or asset group) to the sum of the estimated undiscounted future cash flows expected to be generated by the asset (or asset group) over its remaining useful life. If the carrying amount of the asset (or asset group) exceeds the sum of its estimated undiscounted future cash flows, the asset (or asset group) is considered not recoverable. Second, if the asset (or asset group) is determined not to be recoverable, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the fair value of the asset (or asset group). Fair value is measured in accordance with ASC Topic 820, Fair Value Measurement, using quoted market prices when available, or, when quoted prices are not available, other valuation techniques such as discounted cash flow analyses based on Level 3 inputs. The adjusted carrying amount of the asset becomes its new cost basis and is depreciated over the asset’s remaining useful life. Restoration of a previously recognized impairment loss is prohibited.
The Company did not recognize any impairment losses on long-lived assets during the years ended December 31, 2025 and 2024.
Revenue Recognition – The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Under ASC 606, the Company applies the following five-step model to determine when and how revenue is recognized:

•	Identify the contract with a customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when (or as) the Company satisfies a performance obligation
The Company derives revenue from the licensing of its proprietary software. During the year ended December 31, 2025, the Company entered into a software license agreement (the “Agreement”). Under the Agreement, the Company granted a limited, non-exclusive, non-transferable license to use its radiation-hydrodynamics simulation software for a six-month term commencing October 1, 2025, in exchange for a fixed, non-refundable monthly fee denominated in Japanese yen. The Company determined that the software license represents functional intellectual property and recognized the transaction price at a point in time upon delivery of the software to the customer. Revenue recognized under this arrangement totaled $56,000 for the year ended December 31, 2025. The Company had no revenue for the year ended December 31, 2024.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

The Agreement
 represents 100% of the revenue recorded in the consolidated statement of operations and comprehensive loss.
Accounts receivable, net – Accounts receivable are recorded at the invoiced amount, net of any allowance for credit losses. The Company evaluates the collectability of its accounts receivable based on a combination of factors, including the creditworthiness of its customers, historical collection experience, and current and forecasted economic conditions in accordance with ASC Topic 326, Financial Instruments – Credit Losses. As of December 31, 2025, accounts receivable totaled $56,000 and consisted of amounts due from a single customer under the Agreement described above. The Company considers recoverability, credit worthiness, and other future economic conditions when assessing expected credit losses. As of December 31, 2025 and 2024, no allowance for credit losses was recorded. The Company had no accounts receivable as of December 31, 2024.
Operating expenses – Operating expenses consist of general and administrative expenses and research and development expenses, as further described below.
General and administrative – General and administrative (“G&A”) expenses consist primarily of personnel-related costs (including salaries, wages, payroll taxes, benefits, and stock-based compensation) for the Company’s executive, finance, human resources, and legal functions; legal and professional fees, including patent-related legal fees, audit and tax fees, and consulting fees; facility-related costs, including rent, utilities, common area maintenance, property taxes, and depreciation of leasehold improvements; insurance, franchise tax, and other general business expenses; and travel and business-related expenses incurred by G&A personnel.
Research and development – Research and development (“R&D”) costs are expensed as incurred. R&D expenses consist primarily of personnel-related costs (including salaries, wages, bonuses, benefits, and stock-based compensation) for the Company’s engineering and information technology personnel in the United States and Japan; outside engineering and consulting services; laboratory and prototype materials and equipment, including small lab equipment, gases, and prototype builds; depreciation of laboratory and engineering equipment; software licenses and IT services used in research activities; and travel and conference costs incurred by R&D personnel.
Income taxes – Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the consolidated financial statements and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Leases – The Company determines whether a contract is or contains a lease at inception in accordance with ASC Topic 842, Leases. Operating leases are recognized on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Lease liabilities are measured at the present value of lease payments not yet paid, discounted using the Company’s incremental borrowing rate (“IBR”) at the commencement date (or the effective date of a modification, as applicable), as the rate implicit in the Company’s leases is not readily determinable. The IBR is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment. ROU assets are measured at the amount of the lease liability, adjusted for any lease payments made at or before commencement, lease incentives received, and initial direct costs incurred.
Lease terms include the noncancellable period of the lease plus any periods covered by options to extend (or not terminate) the lease that the Company is reasonably certain to exercise. The Company evaluates renewal and termination options at lease commencement and upon occurrence of a triggering event. When the Company exercises a renewal option that was not previously included in the lease term, the lease is remeasured as of the modification date using the IBR in effect at that date. The Company has elected the practical expedient under ASC
842-10-15-37
to not separate
non-lease
components from lease components for all classes of underlying assets, and instead accounts for each lease component and the associated non-lease
components as a single lease component.
The Company has elected the short-term lease recognition exemption for leases with a term of 12 months or less at commencement that do not include a purchase option the Company is reasonably certain to exercise. Short-term lease payments are recognized as expense on a straight-line basis over the lease term.
Operating lease expense is recognized on a straight-line basis over the lease term. Variable lease payments that do not depend on an index or rate, including the Company’s share of building operating expenses and common area maintenance charges, are expensed as incurred and are not included in the measurement of lease liabilities.
Stock-based compensation – The Company accounts for stock-based compensation under ASC Topic 718 and recognizes stock-based compensation expense for both employee and non-employee awards based on the grant date fair value of the awards. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Company recognizes forfeitures as they occur. Stock options granted under the 2022 Stock Incentive Plan (the “2022 Plan”) have a maximum contractual term of ten years.
The Plan also provides for the issuance of restricted stock awards. Shares of restricted stock that are purchased at fair value, as determined by the Board of Directors on the date of purchase, have no compensation element, and accordingly, no stock-based compensation expense is recognized for such awards. See Note 9 for additional information regarding the Company’s stock-based compensation arrangements.
The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified.
The Company estimates the fair value of stock options granted to employees and non-employees as of the date of grant using the Black-Scholes option pricing model. The Company does not have sufficient trading history to use its own historical volatility and therefore estimates the expected stock price volatility based on the historical volatility of a publicly traded group of peer companies. The expected term of the Company’s stock option awards is estimated using the “simplified” method in accordance with ASC Topic 718, as the Company does not have sufficient historical exercise data to provide a reasonable basis for estimating the expected term. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, as the Company has not paid and does not anticipate paying cash dividends on its common stock in the foreseeable future.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Foreign currency translation – The financial statements of the Company’s international subsidiary with local functional currencies are translated from its local functional currency to U.S. dollars upon consolidation. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Equity accounts are translated at historical exchange rates. Revenue and expense accounts are translated using the weighted-average exchange rates during the period. The resulting cumulative translation adjustments are recorded in accumulated other comprehensive loss in the accompanying consolidated statements of stockholders’ deficit. For the years ended December 31, 2025 and 2024, the Company recorded foreign currency translation adjustments of $10,876 and $10,141, respectively, within accumulated other comprehensive loss.
Segments - In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (ASC Topic 280): Improvements to Reportable Segment Disclosures.” This amended guidance applies to all public entities and aims to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses, to enable investors to develop more decision-useful financial analyses. This guidance is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this ASU on January 1, 2024.
Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the Company’s chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources in assessing performance. The Company has one reportable segment. The Company’s CODM is the Chief Executive Officer.
The accounting policies of the Company’s single segment are the same as those described in the summary of significant accounting policies. The CODM assesses the financial performance for the Company’s segment based on net loss. The CODM also uses internal budget versus forecasted expense and cash forecast models in making certain decisions. Such models are reviewed to assess the entity-wide/single-segment operating results and performance, including how long cash-on-hand is expected to be sufficient.
The measure of segment assets is reported on the consolidated balance sheet as total assets. The segment measure of loss is reported on the consolidated statement of operations and comprehensive loss as net loss.
Net loss per share – Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding during the reporting period. Diluted net loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as stock options and convertible preferred stock, which would result in the issuance of incremental shares of common stock. The Company uses the if-converted method for its convertible preferred stock and the treasury stock method for its stock options when computing diluted net loss per share.
The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted average shares outstanding, as their inclusion would be anti-dilutive, as there were no earnings attributable to common stockholders. Because the Company incurred a net loss for each of the years presented, all potential common shares were anti-dilutive.

Accordingly, diluted net loss per share is the same as basic net loss per share for all periods presented:

	Years Ended December 31,
	2025	2024
Preferred stock	2,488,103	2,488,103
Stock options	718,094	680,304

Total anti-dilutive shares	3,206,197	3,168,407

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

New accounting pronouncements effective in the current period – In December 2023, the FASB issued ASU No. 2023-09 (“ASU 2023-09”), Income Taxes (Topic 740): Improvement to Income Tax Disclosures. The ASU enhances the transparency and decision usefulness of income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. The Company adopted ASU 2023-09 prospectively for the annual reporting period ending December 31, 2025. The adoption of ASU 2023-09 resulted in enhanced disclosures within Note 7 but did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
Recently issued accounting pronouncements not yet adopted – In November 2024, the FASB issued ASU No. 2024-03 (“ASU 2024-03”), Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). This ASU requires public business entities to disclose disaggregated information about certain income statement expense captions in a tabular format in the notes to the financial statements, including categories such as employee compensation, depreciation, and intangible asset amortization. In January 2025, the FASB issued ASU No. 2025-01, which amended the effective date of ASU 2024-03. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2024-03 on its consolidated financial statements and related disclosures.
Note 3 – Property and Equipment, Net
As of December 31, 2025 and 2024, property and equipment, net, was as follows:

	December 31,
	2025	2024
Laptops and IT equipment	$216,535	$82,437
Lab equipment	711,930	618,314
Furniture and fixtures	45,370	42,375
Leasehold improvements	208,031	192,568
Construction in progress	3,058	—

Property and equipment, gross	1,184,924	935,694
Less: accumulated depreciation	(350,141)	(132,587)

Property and equipment, net	$834,783	$803,107

Depreciation expense for the years ended December 31, 2025 and 2024, was $0.2 million and $0.1 million, respectively.
The Company evaluates property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable, as described in Note 2. No indicators of impairment were identified, and no impairment charges were recognized on property and equipment during the years ended December 31, 2025 and 2024.
Note 4 – Leases
The Company leases office space in Goleta, California (two locations) and Tokyo, Japan under operating lease agreements. Lease terms range from 24 to 72 months, with certain leases containing options to extend.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

In addition
to fixed lease payments, the Company incurs variable charges for its proportionate share of common area maintenance and building operating expenses under its domestic leases, which are recognized as incurred. One lease is denominated in Japanese yen; the related lease liability is remeasured at the current exchange rate at each reporting date with resulting gains or losses recognized in the consolidated statements of operations.
Aero Camino Office (82 Aero Camino)
- The lease commenced January 15, 2024 with a
72-month
term (including a
36-month
extension that was considered reasonably certain at inception) expiring December 31, 2029.
2025 Lease Modifications
During 2025, the Company exercised renewal options on two of its operating leases:
Hollister Office (6950 Hollister Avenue) -
The original lease commenced August 1, 2023 with a
36-month
initial term expiring July 31, 2026. The renewal option for an additional
36-month
period was not considered reasonably certain of exercise as of December 31, 2024. In 2025, the Company elected to exercise the renewal, extending the lease through July 31, 2029. The Company accounted for this as an operating lease modification effective November 1, 2025.
Japan Office (H1O Shibakoen, Tokyo) -
The original lease commenced March 1, 2024 with a
24-month
initial term expiring February 28, 2026. The renewal option was not considered reasonably certain of exercise as of December 31, 2024. In 2025, the Company elected to renew for an additional
24-month
period through February 29, 2028. The Company accounted for this as an operating lease modification effective November 1, 2025.
At the modification date, the Company remeasured the lease liabilities for the Hollister and Japan leases using the remaining lease payments discounted at the incremental borrowing rate of 9.94%. The modifications resulted in a combined increase to the right-of-use
assets and operating lease liabilities of $216,358.
The components of lease costs were as follows:

	Years Ended December 31,
	2025	2024
Operating lease expense	$221,552	$216,869
Variable lease cost	66,092	57,984

Total lease cost	$287,644	$274,853

The table below summarizes supplemental balance sheet information:

	Years Ended December 31,
	2025	2024
Operating right-of-use assets	$704,854	$648,136

Current portion of operating lease liabilities	$164,940	$160,016
Operating lease liabilities, net of current portion	569,881	516,838

Total operating lease liabilities	$734,821	$676,854

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2025 the future minimum lease payments under non-cancelable operating leases are as follows:

Year Ending December 31,
2026	$230,663
2027	238,313
2028	223,229
2029	194,674

Total future undiscounted lease payments	886,879
Less: imputed interest	(152,058)

Present value of operating lease liabilities	$734,821
Less: Current portion of operating lease liabilities	(164,940)

Operating lease liabilities, net of current portion	$569,881

The table below summarizes other information related to the Company’s leases:

	Years Ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities	$220,302	$193,006
Weighted-average remaining lease term (in years)	3.8	4.4
Weighted-average discount rate	9.94%	9.94%
Note 5 – Accrued Expenses and Other Liabilities
Accrued expenses were comprised of the following as of December 31, 2025 and 2024:

	December 31,
	2025	2024
Professional fees	$35,365	$97,514
Franchise taxes	6,218	9,425
Compensation	2,756	4,023
Other	16,029	11,709

Total	$60,368	$122,671

Note 6 – Stockholders’ Deficit
The Company registered its certificate of incorporation on November 4, 2022. Pursuant to the Company’s stated Certificate of Incorporation, the Company’s shares are divided between preferred shares and common shares.
Common Stock – The aggregate number of shares which the Company shall have authority to issue is
7,576,476 shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.0001 per share. As of December 31, 2025 and 2024 there were 3,632,165 and 3,627,242 shares issued and outstanding, respectively. Share amounts in this paragraph have been retrospectively recast for the reverse recapitalization described in Note 1. The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Company’s preferred stock set forth in the Certificate of Incorporation.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Series
Seed-1
Preferred Stock
– In March 2024, the Company raised a total of $5.0 million through the sale of 512,520 shares of Series
Seed-1
Preferred Stock at an original issue price of $9.7557 per share. There were 3,876,721 shares of Series
Seed-1
Preferred Stock issued and outstanding as of both December 31, 2025 and 2024. During the year ended December 31, 2024, the amount capitalized in stockholders’ deficit related to 2024 issuance costs was $13,936.
Series
Seed-2
Preferred Stock
– As of December 31, 2025 and 2024, there were 64,065 shares of Series
Seed-2
Preferred Stock issued and outstanding, with an original issue price of $7.80456 per share.
Distribution and liquidation
– In the event of a liquidity event, distributions shall be made to the stockholders in the following priority: first, to holders of
Seed-1
and
Seed-2
preferred shares equal to the sum of the original price for such series of preferred stock; second, to holders of common shares, on a pro rata basis, based upon the number of shares outstanding.
Deemed liquidation events
– A “Deemed Liquidation Event” includes (a) a
change-of-control
merger or consolidation of the Company and (b) a sale, exclusive license, or other disposition of all or substantially all of the Company’s assets.
Voting rights
– Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the Company’s stockholders, and there is no cumulative voting. Stockholders holding
Seed-1
and
Seed-2
preferred shares are entitled to one vote with the common stockholders as one single class. Stockholders, together, holding
Seed-1
and
Seed-2
preferred shares are entitled to elect one Director of the Board and common stockholders are entitled to elect two Directors of the Board.
Dividends
– The holders of shares of
Seed-1
and
Seed-2
Preferred Stock are not entitled to receive dividends. Holders of Common Stock are entitled to receive dividends if, as, and when declared by the Board of Directors out of funds legally available therefor, subject to the protective provisions of the preferred stock, which require the consent of the holders of a majority of the outstanding preferred stock prior to the declaration or payment of any dividend. No dividends have been declared or paid on the Common Stock through December 31, 2025.
Redemption
– The
Seed-1
and
Seed-2
Preferred Stock is not redeemable at the option of the holder on a stand-alone basis. However, following a Deemed Liquidation Event, if the Company does not dissolve within 90 days, holders of a majority of the outstanding preferred stock may require the Company to redeem all outstanding preferred stock at the liquidation amount, payable from available proceeds to the extent permitted by Delaware law. The Common Stock is not redeemable.
Conversion
– Stockholders holding
Seed-1
and
Seed-2
preferred shares may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of common shares.
Seed-1
and
Seed-2
preferred shares are mandatorily convertible upon a) the closing of an initial public offering, resulting in at least $50,000,000 of gross proceeds, net of the underwriting discount and commissions or b) upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of preferred stock, voting together as a single class on an as-converted
to Common Stock basis. The conversion rate is obtained by dividing the original issue price by the preferred stock conversion price. The preferred stock conversion price is initially set at the original issue price and is then adjusted for diluting issues upon the issuance of additional shares of the Company, stock splits, combinations, reorganizations, mergers, or sales of assets. The Common Stock has no conversion rights.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Classification
– Because
the contingent redemption right described above is triggered by events not solely within the Company’s control, the
Seed-1
and
Seed-2
Preferred Stock is classified as temporary equity in accordance with ASC Topic
480-10-S99-3A
and Regulation
S-X
Rule
5-02.27,
without regard to the probability of occurrence.
Note 7 – Income Taxes
The components of the Company’s income tax expense for the years ended December 31, 2025 and 2024, were as follows:

	2025	2024
Current taxes:
Foreign	$8,883	$5,252

Total income tax expense/(benefit)	$8,883	$5,252

A reconciliation of the Company’s effective tax rate to the U.S. federal statutory income tax rate for the years ended December 31, 2025 and 2024, is as follows:

	2025	2025	2024	2024
Federal statutory rate	1,912,292	21.00%	1,997,362	21.00%
Foreign Tax Effect	(2,665)	0.00%	(2,719)	-0.03%
Permanent Differences	1,934	0.00%	3,811	0.04%
Valuation allowance	(1,794,202)	-19.70%	(1,987,047)	-20.89%
Effect of cross-border tax laws	(7,628)	-0.10	(7,482)	-0.08
Nontaxable or nondeductible items	(99,885)	-1.10%	(9,177)	-0.10%
Other	(18,729)	-0.20%	—	0.00%

Effective tax rate	(8,883)	(0.1)%	(5,252)	(0.06)%

Deferred tax assets and liabilities as of December 31, 2025 and 2024, consisted of the following:

	2025	2024
Deferred tax assets
Net operating losses	$2,850,031	$890,289
Lease liability	205,630	215,272
Capitalized research and development	2,589,415	2,420,060
Research and development credit	348,597	157,265
Stock-based compensation	18,276	20,815
Fixed Asset	21,887	—

Total deferred tax assets	6,033,836	$3,703,701

Deferred tax liabilities
ROU asset	(192,565)	(207,413)
Fixed Asset	—	(246,330)

Total deferred tax liabilities	(192,565)	(453,743)

Less: valuation allowance	(5,841,271)	(3,249,958)

Total	$—	$—

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

The Company has recorded a full valuation allowance against its net deferred tax assets based on management’s assessment that it is more likely than not that these deferred tax assets will not be realized. The valuation allowance increased by $2,591,313 during the year ended December 31, 2025.
As of December 31, 2025, the Company had the following net operating loss (“NOL”) and tax credit carryforwards:

	Amount	Expiration
U.S. federal NOL	$7,184,853	Indefinite
State (California) NOL	19,205,159	2042-2045
California research and development credit	441,261	2026-2030
U.S. federal research and development payroll tax credit	692,518	2029-2030
The Company’s U.S. federal NOLs generated in taxable years beginning after December 31, 2017 carry forward indefinitely but are subject to an 80% limitation on taxable income in any given year. California NOLs expire over a
20-year
period beginning in 2042.
Utilization of NOL carryforwards and tax credit carryforwards may be subject to annual limitations under Internal Revenue Code Section 382 and similar state provisions as a result of ownership changes that have occurred or could occur in the future. Such limitations may result in the expiration of NOL and credit carryforwards before utilization. The Company has not completed a Section 382 analysis through December 31, 2025. Until such analysis is completed, the extent of any limitation cannot be quantified; any future limitation would reduce deferred tax assets and the related valuation allowance with no net impact on the consolidated financial statements given the full valuation allowance.
2024 was the first year the Company requested a federal research and development credit and made a payroll tax credit election under IRC Section 41(h). As of the date these financial statements were available to be issued, no refunds had been received and no correspondence had been received from the Internal Revenue Service regarding such election.
The Company applies ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities, measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The Company recognizes the effect of a tax position only if it is more likely than not to be sustained upon examination by the applicable tax authority, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.
A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended December 31, 2025 and 2024, is as follows:

	2025	2024
Balance at beginning of year	(35,130)	—
Increase/(Decrease) for prior years		—
Increase/(Decrease) for current year	(42,740)	(35,130)

Balance at end of year	(77,870)	(35,130)

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

The unrecognized tax benefits relate to the Company’s California research and development tax credit and, if ultimately recognized, would not materially affect the Company’s effective tax rate due to the full valuation allowance maintained against the related deferred tax asset. The Company does not anticipate any significant changes in unrecognized tax benefits within the next twelve months.
The Company recognizes interest and penalties related to income tax matters in income tax expense. No material interest or penalties were recognized during the years ended December 31, 2025 and 2024, and no material balances were accrued as of December 31, 2025 and 2024.
The Company and its subsidiary file income tax returns in the U.S. federal jurisdiction, the State of California, and Japan. The Company is subject to U.S. federal and state income tax examinations for tax years beginning in 2022, and Japan income tax examinations for tax years beginning in 2024. The Company is not currently under examination by any tax authority.
Note 8 – Commitments and Contingencies
During the normal course of business, the Company could be subject to legal actions relating to ownership and operations and the Company has, from time to time, entered into various agreements containing indemnification provisions. In management’s opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the Company’s financial position, results of operations, or liquidity. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain. As of December 31, 2025 and 2024, no amounts have been accrued related to such indemnification provisions.
Note 9 – Stock-based compensation
On December 11, 2022, the Board of Directors adopted the 2022 Plan. The 2022 Plan provides for the grant of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock units and other stock awards to employees, consultants and members of the Board of Directors of the Company and its affiliates. As of December 31, 2025, 1,003,128 shares of the Company’s common stock are authorized for issuance under the 2022 Plan, and 334,070 shares remained available for future grant. The Company issues new shares of common stock upon the exercise of stock options. The Company recognizes forfeitures as they occur.
Stock Options
Stock options generally vest monthly over a four-year period of continuous service, subject to a one-year cliff. Certain awards vest monthly over a one-year period of continuous service without a cliff and have a maximum contractual term of ten years. The exercise price of each stock option equals the fair market value of the Company’s common stock on the date of grant.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Fair Value Assumptions
The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2025	2024
Dividend yield	0.00%	0.00%
Expected volatility	34.9%	39.7%
Risk-free interest rate	4.1%	4.2%
Expected term (years)	5.7	6.9
The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2025 and 2024 were $0.84 and $1.00 per share, respectively.
Stock Option Activity
A summary of stock option activity is as follows:

	Common stock options	Weighted-average exercise price	Weighted-average remaining contractual term (years)	Aggregate Intrinsic Value
Outstanding - December 31, 2023	400,922	$0.73	9.4
Granted	342,520	$2.07
Exercised	(6,314)	$0.00
Forfeited / expired	(56,824)	$1.62

Outstanding - December 31, 2024	680,304	$1.35	10.0
Granted	166,051	$2.09
Exercised	(4,923)	$2.07
Forfeited	(123,338)	$0.44

Outstanding - December 31, 2025	718,094	$1.67	9.4	$304,006

Exercisable - December 31, 2025	328,849	$1.33	7.94	$251,094

The total intrinsic value of options exercised during the years ended December 31, 2025 and 2024 was $78 and $13,199, respectively. The total fair value of options vested during the years ended December 31, 2025 and 2024 was
$0.1 million and $0.1 million, respectively. Cash received from the exercise of stock options during the years ended December 31, 2025 and 2024 was $10,218 and $1, respectively. No income tax benefit was realized from stock option exercises during the years ended December 31, 2025 and 2024.
As of December 31, 2025, total unrecognized stock-based compensation expense related to unvested stock option awards was $0.3 million, which is expected to be recognized over a weighted-average period of approximately 1.8 years.
Restricted Stock Awards
On November 4, 2022, the Company entered into a Founder’s
Stock
Purchase Agreement with a founder of the Company, pursuant to which the founder purchased 473,530 shares of the Company’s common stock at a purchase price of $0.0002 per share, which was determined by the Board of Directors to be the fair market value

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

on the date of purchase.
The shares are subject to a repurchase right in favor of the Company for unvested shares and vest over a four-year (48-month) period, with 25% of the shares vesting on the 12-month anniversary of the vesting start date and the remainder vesting ratably on a monthly basis thereafter, subject to the founder’s continued service as a Service Provider.
In 2024, the Company cancelled 189,412 unvested shares subject to the Founder’s Stock Purchase Agreement in exchange for cash consideration at the original purchase price of $0.0002 per share, and concurrently the agreement was amended to reflect 284,118 shares with a new vesting start date of December 16, 2023, under the same four-year vesting terms. The founder continues to serve the Company as a consultant. The cancellation and concurrent amendment affected a single
grantee. The Company accounted for this transaction as a modification under ASC 718. No incremental compensation cost was recognized because the fair value of the modified award on the modification date did not exceed the fair value of the original award immediately before the modification.
A summary of restricted stock award activity for the year ended December 31, 2025 is as follows:

	Number of Shares	Weighted-Average Grant-Date Fair Value
Nonvested - January 1, 2025	226,899	$0.0002
Vested	(118,382)	$0.0002

Nonvested - December 31, 2025	108,517	$0.0002

Stock-Based Compensation Expense
Total stock-based compensation expense of $0.1 million was recognized for both of the years ended December 31, 2025 and 2024. No income tax benefit was recognized related to stock-based compensation expense for either period as the Company maintains a full valuation allowance against its deferred tax assets.
Stock based compensation expense is included in the consolidated statements of operations and comprehensive loss as follows:

	Years Ended December 31,
	2025	2024
Research and development	81,015	$68,281
General and administrative	43,832	27,732

Total stock-based compensation	$124,847	$96,013

Note 10 – Subsequent events
Subsequent events are events or transactions that occur after the date of the consolidated balance sheet but before the consolidated financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after that date and before the consolidated financial statements are available to be issued. The Company has evaluated subsequent events through June 11, 2026, the date the consolidated financial statements were originally issued. In connection with the reissuance of the consolidated financial statements for inclusion in

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

the Company’s registration statement on Form S-1, the Company has also evaluated events and transactions occurring after June 11, 2026 through November 6, 2026, the date the consolidated financial statements were reissued, for purposes of disclosure. Other than the retrospective recast of share and per share amounts for the reverse recapitalization described in Note 1, the consolidated financial statements have not been adjusted for events occurring after June 11, 2026. Except as described in Note 1 and in the final paragraph of this Note, the Company has concluded that no events or transactions occurring after June 11, 2026 require disclosure in the accompanying consolidated financial statements.
In March 2026, the Company entered into a new Software License and Service Agreement (the “2026 Agreement”), pursuant to which the Company granted a limited,
non-exclusive,
non-transferable
license to use its radiation-hydrodynamics simulation software for a twelve-month term commencing April 1, 2026, in exchange for a fixed, non-refundable
monthly fee of ¥15.0 million (approximately $9,500). Total fixed consideration under the 2026 Agreement is ¥18.0 million (approximately $114,000), payable in equal monthly installments over the license term. The 2026
Agreement was entered into upon the expiration of the original software license agreement described in Note 2 above.
On April 17,
2026, 138,113 unvested shares of common stock previously issued to a founder of the Company were cancelled pursuant to the repurchase provisions of the underlying Founder’s Stock Purchase Agreement dated November 15, 2022, following the termination of the founder’s service relationship with the Company. The cancellation was completed at the original issuance price of $0.0002 per share, for an aggregate amount of $21.88, which was paid on April 27, 2026.
Events occurring after June 11, 2026
On September

4, 2026, the Company completed the Merger described in Note 1, which was accounted for as a reverse recapitalization. Immediately prior to the Merger, the Company repurchased 505,098 shares of common stock (800,000 shares prior to the retrospective
recast) from an entity affiliated with a former co-founder for $1.1 million in cash and issued the same number of shares as restricted stock awards to certain officers, employees and a consultant. Concurrently with the Merger, Blue Laser Fusion, Inc. completed the initial closing of a private placement of its common stock at $27.50 per share (the “Offering”), and completed additional closings on September 30, 2026 and October 14, 2026. In the aggregate, 1,240,632 shares of common stock were sold in the Offering for gross proceeds of $34.1 million and warrants to purchase 112,790 shares of common stock were issued to the placement agent.